Exhibit 23.0

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-125659 filed on June 9, 2005 and No. 333-119685 filed on October 12, 2004) of SI Financial Group, Inc. on Form S-8 of our report dated February 18, 2005, which appears in the Annual Report on Form 10-K of SI Financial Group, Inc. for the year ended December 31, 2006.

/s/ McGladrey & Pullen, LLP

New Haven, Connecticut
March 27, 2007